Exhibit 99.1
MBF Healthcare Acquisition Corp. Announces Exercise of Over-Allotment Option
CORAL GABLES, Fla. — MBF Healthcare Acquisition Corp. (AMEX:MBH.U — News) announced today the full exercise of the over-allotment option relating to its initial public offering for an additional 2,812,500 units. The 21,562,500 units sold in the initial public offering, including the 2,812,500 units sold pursuant to the over-allotment option, were sold at an offering price of $8.00 per unit, generating total gross proceeds of $172,500,000. Prior to the consummation of the initial public offering, MBF Healthcare Partners, L.P., the founding stockholder of the Company, purchased from the Company, in a private placement, 343,750 units at a price of $8.00 per unit and 4,250,000 warrants at a price of $1.00 per warrant, for an aggregate purchase price of $7,000,000, resulting in total gross proceeds of $179,500,000. Of this amount, $170,962,500 (or approximately $7.93 per unit) has been placed in trust.
About MBF Healthcare Acquisition Corp.
MBF Healthcare Acquisition Corp. is a blank check company formed for the purpose of acquiring, through a merger, capital stock exchange, stock purchase, asset acquisition or other similar business combination, one or more operating businesses in the healthcare industry.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Company’s securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: (212) 449-1000.
Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined by the United States Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations such as material adverse events affecting the Company, the ability of the Company to complete a business combination and those other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.
Contact:
MBF Healthcare Acquisition Corp.
Investor Relations Contact:
Marcio C. Cabrera, Sr. Vice President, 305-476-5170
mcabrera@mbfhp.com